FOR IMMEDIATE RELEASE

August 2, 2016

For more information contact:

Scott Estes (419) 247-2800

Scott Brinker (419) 247-2800

Welltower Reports Second Quarter 2016 Results

Toledo, Ohio, August 2, 2016…..Welltower Inc. (NYSE:HCN) today announced results for the quarter ended June 30, 2016. For the quarter, we generated net income attributable to common stockholders of $0.54 per share, normalized FFO of $1.15 per share and normalized FAD of $1.04 per share. Second quarter results were positively impacted by strong trailing-four-quarter average total same store NOI growth, net investments of $1.9 billion and average net debt to undepreciated book capitalization ratio of 38.7%. Additional second quarter highlights include:

•         Normalized FFO and FAD per share increased by 6% and 9%, respectively

•          Total portfolio SSNOI grew 3.3%, led by 4.0% growth in seniors housing operating

•          Same store seniors housing operating occupancy increased 100 basis points to 90.3% with REVPOR growth of 3.8%

•          Announces $1.15 billion acquisition of premier west coast seniors housing operating portfolio

•         Private payor mix increasing to approximately 90% by year-end

“Our exceptional health care real estate and operators continued to outperform across the portfolio this quarter,” said Welltower CEO Thomas J. DeRosa. “Our seniors housing operating business generated 4% same store NOI growth, further substantiating our strategic focus on premium properties in top metro markets with high barriers to entry. We are also excited to announce the acquisition of a high-quality, irreplaceable seniors housing portfolio in Northern and Southern California. We expect this acquisition to drive capital-efficient growth in premium assisted living and memory care communities, and plan to fund the transaction largely through anticipated dispositions throughout the remainder of the year. We plan to transition the portfolio to our operating partners Sunrise, Senior Resource Group and Silverado, who should enhance the operating performance and create significant value for our shareholders.”

Dividend Growth As previously announced, the Board of Directors declared a cash dividend for the quarter ended June 30, 2016 of $0.86 per share, as compared to $0.825 per share for the same period in 2015, which represents a 4.2% increase.  On August 22, 2016, we will pay our 181st consecutive quarterly cash dividend.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Capital Activity  On June 30, 2016, we had $467 million of cash and cash equivalents and $2.3 billion of available borrowing capacity under our primary unsecured credit facility.  During the second quarter, we generated approximately $64 million in proceeds under our DRIP program.

Unsecured Credit Facility Enhancements As previously announced, we closed on a new $3.7 billion unsecured credit facility. The expanded, extended and lower-priced facility further enhances our access to efficient capital and financial flexibility. The following is a summary of the key changes (with cost data reflective of Welltower’s current credit ratings):

	Prior Capacity	New Capacity	Prior Cost	New Cost	Prior Maturity	New Maturity
Revolver	$2,500,000,000	$3,000,000,000	LIBOR+92.5	LIBOR+90.0	10/31/18 + 1yr	5/13/20 + 1yr
USD term loan	$500,000,000	$500,000,000	LIBOR+97.5	LIBOR+95.0	10/31/18 + 1yr	5/13/21
CAD term loan(1)	$250,000,000	$250,000,000	CDOR+97.5	CDOR+95.0	10/31/18 + 1yr	5/13/21

(1) Canadian denominated term loan balance was $193.5 million USD at exchange rate as of May 13, 2016. CDOR stands for Canadian Dealer Offered Rate.

Outlook for 2016 Net income attributable to common stockholders has been revised to a range of $2.74 to $2.84 per diluted share from the previous range of $2.07 to $2.17 per diluted share primarily due to the normalizing items described in Exhibit 1 and estimated gains on assets held for sale. We are affirming our 2016 normalized FFO and FAD guidance and continue to expect to report normalized FFO in a range of $4.50 to $4.60 per diluted share and normalized FAD in a range of $3.95 to $4.05 per diluted share, both representing a 3%-5% increase.  Additionally, in preparing our guidance, we have updated the following assumptions:

2Q16 Earnings Release                                                                                                                                                                     August 2, 2016

•         Same Store NOI: We are maintaining 2016 SSNOI guidance and expect growth of approximately 2.75%-3.25%.

•         Acquisitions: 2016 earnings guidance does not include any acquisitions beyond what has been completed in the first half of 2016, the $1.15 billion west coast portfolio described below and approximately $48 million associated with the Mainstreet partnership.

•         Development: We anticipate funding additional development of $287 million in 2016 relating to projects underway on June 30, 2016. This excludes the midtown Manhattan project previously disclosed. We expect development conversions of approximately $257 million in the remainder of 2016. These investments are currently expected to generate yields of approximately 7.5%.

•         Dispositions: We are increasing our dispositions guidance and now anticipate approximately $1.3 billion of dispositions in 2016. This includes dispositions completed through June 30, 2016 and $769 million of proceeds from properties held for sale at a blended yield on proceeds of 9.3% with the remainder representing other potential loan payoffs and property sales.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.  We will provide additional detail regarding our 2016 outlook and assumptions on the second quarter 2016 conference call.

Investment and Disposition Activity  We completed $356 million of pro rata gross investments for the quarter including $243 million in acquisitions/JVs, $104 million in development funding and $9 million in loans.  100% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of a $106 million land acquisition for the mid-town Manhattan development and four separate transactions totaling $137 million at a blended yield of 6.9%. The $104 million in development funding is expected to yield 7.7% upon completion and the $9 million of loans were made at a blended rate of 7.4%. We also placed into service one development property project totaling $11 million at a yield of 7.7%. The investments are consistent with our strategy of investing in modern, high quality properties in major metropolitan markets with favorable supply/demand. Also during the quarter, we completed total dispositions of $227 million consisting of loan payoffs of $94 million at an average yield of 10.6% and property sales of $133 million at 5.9%.

Notable Investments with Existing Operating Partners

Sunrise Senior Living We expanded our relationship with Sunrise by acquiring a 137 unit private pay seniors housing property located in Saverna Park, MD from Sunrise. The purchase price was $72 million, which represents an effective cap rate in the mid 6’s. Sunrise will manage the property under an incentive-based management contract. Since closing our initial $243 million acquisition in 2012, we have completed $4.7 billion of follow-on pro rata investments with Sunrise.

Texas Health Resources We acquired an on campus outpatient medical building in Dallas, TX for $15 million, which represents a projected year one cap rate in the mid 6’s. The property is 46,839 rentable square feet, 100% occupied, was built in 2014, and is located on the campus of Texas Health Dallas, an 888-bed acute-care hospital. The building is anchored by Texas Oncology, which leases 58% of the property. We own 13 buildings, totaling 903,189 rentable square feet, that are affiliated with Texas Health Resources, the largest health system in Dallas.

Notable Dispositions

Genesis Healthcare During the quarter, Genesis repaid $61 million of Welltower mortgage loans using proceeds from new HUD financing. The outstanding balance of the Welltower mortgage loans has been paid down to $311 million as of June 30, 2016. Genesis expects to make additional repayments on the Welltower mortgage loans throughout 2016.

Continuum We completed the disposition of eight seniors housing properties, comprising 752 units, located in Alberta, Canada, for $125 million, which represents a 5.6% cap rate on in-place rent. The properties were leased to Continuum Health Care.

Investments Subsequent to Quarter-End

Senior Resource Group/Sunrise Senior Living/Silverado Senior Living We entered into a definitive agreement to acquire a high quality, private pay portfolio of 19 seniors housing communities for $1.15 billion at a stabilized yield of mid to high 6%. The portfolio includes 2,590 units concentrated in Southern California and Northern California, two of our core markets.

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Welltower will transition management of these communities to our existing operating partners SRG (11), Sunrise (7) and Silverado (1) that have substantial footprints and expertise in these markets. Vintage Senior Living currently operates the properties. We believe the acquisition will strengthen our leading market position in these high barrier markets. Closing is anticipated to occur in tranches beginning in September 2016 and is subject to customary closing conditions.

Conference Call Information  We have scheduled a conference call on Tuesday, August 2, 2016 at 10:00 a.m. Eastern Time to discuss our second quarter 2016 results, industry trends, portfolio performance and outlook for 2016. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 16, 2016. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 45026086. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider funds from operations (FFO), funds available for distribution (FAD), same store net operating income (SSNOI) and same store revenues per occupied room (SS REVPOR) to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions.  Normalized FAD represents FAD adjusted for certain items detailed in Exhibit 1. We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  NOI is used to evaluate the operating performance of our properties. We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.  SSNOI is used to evaluate the cash-based operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans and sub-leases as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) shall be separately disclosed and explained in the relevant supplement information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis for fiscal year 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors. REVPOR represents the average revenues generated per occupied room per month at our seniors housing operating properties.  It is calculated as total resident fees and services revenues divided by average monthly occupied room days.  SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the

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revenue-generating capacity and profit potential of our seniors housing operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our seniors housing operating portfolio. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2016, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2016	2015
Assets
Real estate investments:
Land and land improvements	$2,537,508	$2,244,048
Buildings and improvements	25,293,007	24,097,963
Acquired lease intangibles	1,345,424	1,214,628
Real property held for sale, net of accumulated depreciation	501,192	352,113
Construction in progress	475,203	159,352
	30,152,334	28,068,104
Less accumulated depreciation and intangible amortization	(4,109,585)	(3,363,834)
Net real property owned	26,042,749	24,704,270
Real estate loans receivable	647,677	760,543
Net real estate investments	26,690,426	25,464,813
Other assets:
Investments in unconsolidated entities	543,068	569,621
Goodwill	68,321	68,321
Cash and cash equivalents	466,585	217,942
Restricted cash	58,440	72,706
Straight-line rent receivable	449,617	336,853
Receivables and other assets	688,044	626,643
	2,274,075	1,892,086
Total assets	$28,964,501	$27,356,899

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$745,000	$350,000
Senior unsecured notes	8,711,790	8,023,835
Secured debt	3,442,178	3,052,708
Capital lease obligations	74,759	75,240
Accrued expenses and other liabilities	728,080	650,437
Total liabilities	13,701,807	12,152,220
Redeemable noncontrolling interests	394,126	159,400
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	357,950	351,651
Capital in excess of par value	16,625,186	16,300,841
Treasury stock	(51,288)	(41,693)
Cumulative net income	4,102,919	3,378,096
Cumulative dividends	(7,491,922)	(6,230,540)
Accumulated other comprehensive income	(159,638)	(81,670)
Other equity	3,917	4,238
Total Welltower Inc. stockholders’ equity	14,393,374	14,687,173
Noncontrolling interests	475,194	358,106
Total equity	14,868,568	15,045,279
Total liabilities and equity	$28,964,501	$27,356,899

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2016	2015	2016	2015
	Revenues:
	Rental income	$422,628	$396,626	$838,290	$776,213
	Resident fees and service	615,220	535,553	1,217,369	1,028,063
	Interest income	24,007	20,576	49,195	37,570
	Other income	14,802	4,414	18,851	9,500
	Gross revenues	1,076,657	957,169	2,123,705	1,851,346

	Expenses:
	Interest expense	132,326	118,861	265,285	239,942
	Property operating expenses	458,832	398,354	908,468	774,815
	Depreciation and amortization	226,569	208,802	455,265	397,631
	General and administrative expenses	39,914	38,474	85,606	73,612
	Transaction costs	5,157	12,491	13,365	61,045
	Loss (gain) on derivatives, net	-	-	-	(58,427)
	Loss (gain) on extinguishment of debt, net	33	18,887	9	34,288
	Impairment of assets	-	-	14,314	2,220
	Other expenses	3,161	10,583	3,161	10,583
	Total expenses	865,992	806,452	1,745,473	1,535,709

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	210,665	150,717	378,232	315,637
	Income tax (expense) benefit	513	(7,417)	2,239	(7,113)
	Income (loss) from unconsolidated entities	(1,959)	(2,952)	(5,778)	(15,600)
	Income (loss) from continuing operations	209,219	140,348	374,693	292,924
	Gain (loss) on real estate dispositions, net	1,530	190,111	1,530	246,956
	Net income (loss)	210,749	330,459	376,223	539,880
Less:	Preferred dividends	16,352	16,352	32,703	32,703
	Net income (loss) attributable to noncontrolling interests	(1,077)	1,534	(924)	3,804
	Net income (loss) attributable to common stockholders	$195,474	$312,573	$344,444	$503,373

	Average number of common shares outstanding:
	Basic	356,646	350,399	355,879	343,624
	Diluted	358,891	351,366	357,489	344,623

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.55	$0.89	$0.97	$1.46
	Diluted	$0.54	$0.89	$0.96	$1.46

	Common dividends per share	$0.86	$0.825	$1.72	$1.65

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Normalizing Items				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Transaction costs	$5,157 (1)	$12,491	$13,365	$61,045
Loss (gain) on derivatives, net	-	-	-	(58,427)
Loss (gain) on extinguishment of debt, net	33 (2)	18,887	9	34,288
Other expenses	3,161 (3)	10,583	3,161	11,278
Additional other income	(11,811)(4)	-	(11,811)	(2,144)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	921 (5)	1,151	2,439	2,485
Net normalizing items	$(2,539)	$43,112	$7,163	$48,525

Average diluted common shares outstanding	358,891	351,366	357,489	344,623
Net normalizing items per diluted share	$(0.01)	$0.12	$0.02	$0.14

Notes:	(1) Primarily related to costs incurred with seniors housing transactions.
	(2) Primarily related to secured debt extinguishments.
	(3) Primarily related to an executive retirement.
	(4) Primarily related to additional income from prior year life science disposition and a seniors housing property's insurance proceeds.
	(5) Primarily related to transaction costs.

FAD Reconciliation				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$195,474	$312,573	$344,444	$503,373
Depreciation and amortization	226,569	208,802	455,265	397,631
Losses/impairments (gains) on properties, net	(1,530)	(190,111)	12,784	(244,736)
Noncontrolling interests(1)	(18,639)	(9,447)	(34,190)	(15,786)
Unconsolidated entities(2)	15,740	16,908	31,972	42,744
Gross straight-line rental income	(27,537)	(31,190)	(57,784)	(59,727)
Amortization related to above (below) market leases, net	101	757	331	870
Non-cash interest expense	1,519	(4,202)	920	(4,082)
Cap-ex, tenant improvements, lease commissions	(16,089)	(15,114)	(28,354)	(25,599)
Funds available for distribution	375,608	288,976	725,388	594,688
Normalizing items, net(3)	(2,539)	43,112	7,163	48,525
Funds available for distribution - normalized	$373,069	$332,088	$732,551	$643,213

Average diluted common shares outstanding	358,891	351,366	357,489	344,623

Per share data:
Net income (loss) attributable to common stockholders	$0.54	$0.89	$0.96	$1.46
Funds available for distribution	$1.05	$0.82	$2.03	$1.73
Funds available for distribution - normalized	$1.04	$0.95	$2.05	$1.87

Normalized FAD Payout Ratio:
Dividends per common share	$0.86	$0.825	$1.72	$1.65
FAD per diluted share - normalized	$1.04	$0.95	$2.05	$1.87
Normalized FAD payout ratio	83%	87%	84%	88%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents Welltower's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

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FFO Reconciliation				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$195,474	$312,573	$344,444	$503,373
Depreciation and amortization	226,569	208,802	455,265	397,631
Losses/impairments (gains) on properties, net	(1,530)	(190,111)	12,784	(244,736)
Noncontrolling interests(1)	(20,616)	(10,467)	(37,934)	(17,716)
Unconsolidated entities(2)	17,077	19,791	33,682	46,287
Funds from operations - NAREIT	416,974	340,588	808,241	684,839
Normalizing items, net(3)	(2,539)	43,112	7,163	48,525
Funds from operations - normalized	$414,435	$383,700	$815,404	$733,364

Average diluted common shares outstanding	358,891	351,366	357,489	344,623

Per share data:
Net income (loss) attributable to common stockholders	$0.54	$0.89	$0.96	$1.46
Funds from operations - NAREIT	$1.16	$0.97	$2.26	$1.99
Funds from operations - normalized	$1.15	$1.09	$2.28	$2.13

Normalized FFO Payout Ratio:
Dividends per common share	$0.86	$0.825	$1.72	$1.65
FFO per diluted share - normalized	$1.15	$1.09	$2.28	$2.13
Normalized FFO payout ratio	75%	76%	75%	77%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2016			Exhibit 4
(dollars per fully diluted share)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2.07	$2.17	$2.74	$2.84
Losses/impairments (gains) on sales, net(1,2)	(0.02)	(0.02)	(0.68)	(0.68)
Depreciation and amortization(1)	2.42	2.42	2.42	2.42
Funds from operations - NAREIT	4.47	4.57	4.48	4.58
Normalizing items, net(3)	0.03	0.03	0.02	0.02
Funds from operations - normalized	$4.50	$4.60	$4.50	$4.60

FAD Reconciliation:
Net income attributable to common stockholders	$2.07	$2.17	$2.74	$2.84
Losses/impairments (gains) on sales, net(1,2)	(0.02)	(0.02)	(0.68)	(0.68)
Depreciation and amortization(1)	2.42	2.42	2.42	2.42
FAD-only adjustments(1,4)	(0.55)	(0.55)	(0.55)	(0.55)
Funds available for distribution	3.92	4.02	3.93	4.03
Normalizing items, net(3)	0.03	0.03	0.02	0.02
Funds available for distribution - normalized	$3.95	$4.05	$3.95	$4.05

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on expected dispositions.
	(3) See Exhibit 1.
	(4) Includes straight-line rent, above/below amortization, non-cash interest and cap-ex, tenant improvements and lease commissions.

2Q16 Earnings Release                                                                                                                                                                     August 2, 2016

SSNOI Reconciliation			Exhibit 5
(In thousands. NOI amounts at Welltower pro rata ownership.)	Three Months Ended
	June 30,
	2016	2015
Consolidated total revenues	$1,076,657	$957,169
Consolidated property operating expenses	458,832	398,354
Consolidated net operating income	617,825	558,815
Pro rata adjustments(1)	(10,275)	(5,260)
Pro rata net operating income (NOI)	$607,550	$564,075
Non-cash NOI attributable to same store properties	(24,364)	(29,356)
NOI attributable to non same store properties	(90,858)	(56,095)
Adjustments(2)	(4,643)	(6,564)
Same store NOI (SSNOI)	$487,685	$472,060
			% growth
Seniors housing triple-net	$130,959	$127,435	2.8%
Long-term/post-acute care	95,884	92,565	3.6%
Seniors housing operating	179,921	173,021	4.0%
Outpatient medical	80,920	79,039	2.4%
Total SSNOI	$487,684	$472,060	3.3%

Notes:	(1) Represents NOI amounts attributable to joint venture partners, both majority and minority.

(2) Includes adjustments to reflect consistent ownership percentages and foreign currency exchange rates for properties in the UK and Canada as well as other adjustments described in the accompanying Supplement.

REVPOR Reconciliation			Exhibit 6
(dollars in thousands, except REVPOR)	Three Months Ended
	June 30,
	2016	2015
Consolidated seniors housing operating (SHO) revenues(1)	$625,251	$539,805
Pro rata adjustments(2)	(16,686)	4,137
SHO pro rata revenues(3)	608,565	543,942
Adjustments(4)	(60,111)	(20,996)
SHO same store revenues(5)	$548,454	$522,946
Avg. occupied rooms/month(6)	31,203	30,871
SHO same store REVPOR(7)	$5,875	$5,662
SHO same store REVPOR growth	3.8%

Notes:	(1) Represents total consolidated revenues per U.S. GAAP which agree to the relevant 10-Q.
	(2) Represents amounts attributable to joint venture partners, both majority and minority.
	(3) Represents total SHO revenues at Welltower pro rata ownership.

(4) Represents revenues from non same store properties, non-cash revenues from same store properties, currency and ownership adjustments and other normalizing adjustments described in the accompanying Supplement.

	(5) Represents same store SHO revenues at Welltower pro rata ownership.
	(6) Represents average occupied rooms for same store properties on a pro rata basis.
	(7) Represents pro rata same store average revenues per occupied room per month.